Exhibit 99.1
Contact:
Kirsten Garvin
Director of Investor Relations
Tel: 760-476-3811
Email: kirsten.garvin@dothill.com
Dot Hill Announces Resignation of Preston Romm, CFO
CARLSBAD, Calif. — March 16, 2006 — Dot Hill Systems Corp. (NASDAQ:HILL) today announced that its chief financial officer, Preston S. Romm will resign from his position with the company, effective March 24, 2006 to pursue another opportunity.
“Preston has been an important part of Dot Hill’s accomplishments during his tenure with the company over the last nearly seven years,” said Dana Kammersgard, Dot Hill’s president and chief executive officer. “He has helped to set the framework for the company’s future and we wish him success with his new opportunity.
“We have accomplished much in the past year from implementing a new enterprise resource planning software package, moving our corporate facilities, augmenting our leadership and accounting resources and achieving a clean internal control opinion with no material weaknesses as evidenced in our Form10-K filing with the Securities and Exchange Commission. In all, we have an extremely capable and dedicated finance team which will help grow the company as we execute on all of the opportunities that lie ahead. Shad Burke, our vice president of finance and corporate controller will be acting CFO on an interim basis as we seek to fill this position with a world-class candidate.”
Dot Hill is the market leader in providing flexible storage offerings and responsive service and support to OEMs and system integrators, from engagement through end of life. Founded in 1984, Dot Hill has more than two decades of expertise in developing high-quality, competitively priced storage products. Focused on delivering global 24x7x365 technical support, the company has more than 100,000 systems in use worldwide and numerous OEM and indirect partners. With its patented technology and award-winning SANnet® II and RIO Xtreme™ families of storage and its Dot Hill Storage Services, Dot Hill makes storage easy. Headquartered in Carlsbad, Calif., Dot Hill has offices in China, Germany, Israel, Japan, Netherlands, United Kingdom and the United States. More information is available at www.dothill.com.
Certain statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include statements regarding Dot Hill’s position for growth and as a leader in the storage industry and its ability to deliver new products and attract new customers. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The risks that contribute to the uncertain nature of the forward-looking statements include: the extremely competitive nature of the industry in which the company operates; increasing cost pressures; the company’s reliance on a limited number of key customers and suppliers; the company’s ability to manage growth and attract and retain talented personnel; changing customer preferences in the Open Systems computing market; and other unforeseen supply, technological, intellectual property or engineering issues. However, there are many other risks not listed here that may affect the future business and financial results of Dot Hill, as well as the forward-looking statements contained herein. To learn about such risks and uncertainties, you should read the risk factors set forth in Dot Hill’s public filings with the SEC, including the Forms 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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